Exhibit 34.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Xerox Education Services LLC:

We have examined management’s assertion, included in the accompanying ACS Education Services Management Assessment (“Management’s Assessment”), that Xerox Education Services LLC, dba ACS Education Services, (the “Company”) complied with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“SEC”), as noted in Appendix A to Management’s Assessment, relating to the servicing of student loans for which the Company commenced servicing activities for Navient Solutions (formerly known as Sallie Mae) on or after January 1, 2006 (the “Platform”), for the periods noted in Appendix A to Management’s Assessment, except for the servicing criteria noted in Appendix A to Management’s Assessment as “N/A”, which the Company has determined are not applicable to the activities it performs with respect to the Platform. Appendix B to Management’s Assessment identifies the individual asset-backed transactions defined by management as constituting the Platform. As described in Management’s Assessment, for servicing criterion 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 200.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 200.06”). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 200.06. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that Xerox Education Services LLC, dba ACS Education Services, complied with the aforementioned applicable servicing criteria as of and for the periods noted in Appendix A to Management’s Assessment for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

February 26, 2016

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